Exhibit 99.1

NEWS RELEASE
Kaman Corporation 1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN REPORTS 2012 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter 2012 Highlights From Continuing Operations:
•Diluted earnings per share of $0.52 ($0.61 Adjusted*), up 40.5% (15.1% Adjusted*)
•Net sales $399.3 million
•Distribution operating margin: 4.5% (4.6% Adjusted*)
•Aerospace operating margin: 15.0% (17.8% Adjusted*)

Full Year 2012 Highlights From Continuing Operations:

•	Diluted earnings per share of $2.03 ($2.18 Adjusted*), up 8.0% (8.5% Adjusted*)

•	Record net sales of $1.6 billion and record net earnings of $53.9 million

•	Distribution operating income up 7.8% on an 8.8% sales increase

•	Aerospace operating income up 10.8% on a 6.1% sales increase

BLOOMFIELD, Connecticut (February 25, 2013) - Kaman Corp. (NYSE:KAMN) today reported financial results for the fourth quarter and full year ended December 31, 2012.

Table 1. Summary of Financial Results
In thousands except per share amounts	For the Three Months Ended
	December 31, 2012	December 31, 2011	$ Change
Net sales from continuing operations:
Distribution	$248,280	$228,552	$19,728
Aerospace	151,036	145,283	5,753
Net sales	$399,316	$373,835	$25,481

Operating income from continuing operations:
Distribution	$11,155	$10,920	$235
Aerospace	22,673	17,472	5,201
Net gain (loss) on sale of assets	(84)	(220)	136
Corporate expense	(10,503)	(9,520)	(983)
Operating income	$23,241	$18,652	$4,589

Diluted earnings per share from continuing operations	$0.52	$0.37	$0.15
Adjustments*	0.09	0.16	(0.07)
Adjusted diluted earnings per share*	$0.61	$0.53	$0.08

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, "2012 was a great year for Kaman. Distribution sales exceeded $1.0 billion for the first time in the history of this business, while Aerospace delivered operating margin of 15.3% for the year or 16.2% on an adjusted* basis.

Operating profit was higher in each of our businesses. At Distribution, operating profit from continuing operations was a record $50.6 million, a 7.8% increase, achieved in the face of declining industrial production. This decline was especially felt during the second half of the year, resulting in flat organic sales year over year. Despite this pressure, Distribution maintained an operating margin of 5.0%, consistent with the prior year.

We are pleased with the performance of the Joint Programmable Fuze during 2012. We delivered over 27,000 fuzes, of which 17,000 were delivered in the second half of the year. The impressive performance of the JPF, coupled with increased demand for our bearings products, more than offset lower deliveries of BLACK HAWK helicopter cockpits, reduced volume from our unmanned K-MAX® program, and lower missile fuzing sales.

During 2012, we completed strategic transactions that will offer additional opportunities and capabilities to our customers. This includes two acquisitions in our Distribution business that have strengthened our growing services offerings, increased our capabilities, and broadened our U.S. footprint. We also divested our Canadian operations and entered into a strategic alliance called Sourcepoint Industrial with the buyer that will allow each of us to focus on our home markets, while offering larger overall service capabilities to our customers. Within Aerospace we entered into a joint venture in India to capture offset opportunities in the significant Indian market. We also continued the ramp up of our Mexican aerostructures facility adding additional customers during the year. With these investments we have significantly expanded our offerings to customers, developed additional product lines and increased our global footprint.

We have built a strong company and we expect that 2013 will be another year of progress toward our long-term goals. While we anticipate some modest near term headwinds from both reduced DOD spending and industrial market conditions, our team at Kaman is prepared to manage through these issues, continuing to deliver long-term shareholder value."

Segment reports follow:

Distribution segment sales from continuing operations increased 8.6% in the 2012 fourth quarter to $248.3 million compared to $228.6 million a year ago. Acquisitions contributed $32.6 million in sales in the quarter (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). On a sales per sales day* basis, organic sales were down 6.5% from last year's fourth quarter (see Table 2 for additional details regarding the Segment's sales per sales day performance). Segment operating income from continuing operations for the fourth quarter of 2012 was $11.2 million, a 2.2% increase from operating income of $10.9 million in the fourth quarter of 2011. The operating profit margin from continuing operations for the fourth quarter of 2012 was 4.5%. In comparison, the operating profit margin from continuing operations was 5.0% in the third quarter of 2012 and 4.8% in the fourth quarter of 2011.

Segment sales from continuing operations for the full year 2012 were a record $1.01 billion compared to $930.1 million in 2011, an increase of 8.8%. Operating income from continuing operations for the full year 2012 was $50.6 million, an increase of 7.8% over $46.9 million in 2011. The increase in full year sales was a result of the contributions from acquisitions completed in 2012 and 2011. The operating profit margin from continuing operations for the full year was 5.0% (5.1% adjusted*) in 2012, the same as 2011.

(See Table 7 for additional details regarding the Segment's adjusted operating profit margin.) The increase in operating income from continuing operations was a result of operating profit contributed by acquisitions completed in 2012 and 2011, offset by higher employee related costs, including group health insurance and increased expense associated with the implementation of our new ERP system.

Aerospace segment sales for the fourth quarter of 2012 were $151.0 million, an increase of $5.7 million from sales of $145.3 million in the fourth quarter of 2011. Operating income for the fourth quarter of 2012 was $22.7 million, compared to operating income of $17.5 million in the fourth quarter of 2011. The operating margin in this year's fourth quarter was 15.0% (17.8% adjusted*) as compared to 12.0% (16.3% adjusted*) in the comparable period in the prior year (see Table 7 for additional details regarding the Segment's adjusted operating profit margin). Fourth quarter 2012 operating income increased as compared to the prior year due to higher deliveries under the company's Joint Programmable Fuze ("JPF") program and higher demand for our bearings products. During the fourth quarter of 2012 the Company delivered more than 7,000 JPFs as compared to slightly more than 3,700 in the fourth quarter of 2011. These increases were offset by decreases on our legacy fuze programs, and lower contribution from our Egyptian SH-2(G) maintenance and upgrade program. Additionally, we recorded a write-off before tax of $3.3 million related to the resolution of a program related matter, which resulted in a reduction of net income of $2.5 million or $0.09 per diluted share.

For the full year 2012 segment sales were $580.8 million, an increase of 6.1% from $547.4 million in 2011. Full year operating profit rose $8.7 million or 10.8% to $89.1 million from $80.4 million in the prior year. The sales increase was primarily attributable to increased shipments of the JPF, an increase in sales volume on our bearing products, and the incremental contribution of sales from the acquisition of Vermont Composites in 2011. These increases were partially offset by lower shipments under our Sikorsky BLACK HAWK helicopter cockpit program due to lower customer requirements, a lower volume of work on our unmanned K-MAX aircraft system, a decrease in sales volume on our legacy fuze programs, a decrease in sales volume on our SH-2 helicopter aftermarket programs and decreased volume on our blade erosion coating program. Operating profit was higher as a result of the increased sales volume noted above and the absence of expenses associated with the FMU-143 settlement and the related legal fees recorded in the prior year. These increases were offset by the lower sales of the items noted above and the resulting impact on gross profit as well as the $3.3 million of net loss before tax related to the resolution of a program related matter during the fourth quarter.

Outlook

The Company's expectations for 2013 are as follows:

•	Aerospace segment sales of $620 million to $635 million, up 6.7% to 9.3% over 2012

•	Aerospace segment operating margins of 16.0% to 16.5%

•	Distribution segment sales of $1,080 million to $1,115 million, up 6.7% to 10.2% over 2012 (sales from continuing operations)

•	Distribution segment operating margins of 5.2% to 5.6%

•	Interest expense of approximately $13.0 million

•	Corporate expenses of approximately $50 million

•	Tax rate of approximately 35%

•	Capital expenditures of $40 million to $45 million

•	Free cash flow* of $35 million to $40 million

Chief Financial Officer, William C. Denninger, commented, "2012 delivered the improved cash flow performance we have indicated is a focus for us. Our free cash flow* was $52.0 million for 2012, an increase of 345.7% when compared to 2011 and represented a conversion rate of 96%. This was higher than our previous expectation due primarily to improvements in our working capital management. We delivered adjusted diluted earnings per share* of $2.18 for the year through continued focus on the bottom line. At Aerospace, 2013 should see higher sales as we move closer to full rate production on several ramp up programs. At Distribution, we will continue to monitor market conditions, and will adjust our cost base as necessary to support profit margins."

Please see the MD&A section of the Company's SEC Form 10-K filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, February 26, 2013, at 8:30 AM EST. Listeners may access the call live by telephone at (888) 396-2386 and from outside the U.S. at (617) 847-8712; (passcode: 47112042); or, via the Internet through a link on the home page of the Company's website at http://www.kaman.com. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures enhance investors' ability to review the Company's business from the same perspective as management and facilitate comparisons of this period's results with prior periods. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures, as follows:

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP “Net sales from the Distribution segment” less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially business days that the Company's branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release.  Management believes sales per sales day provides investors with an important perspective on how net sales may be impacted by the number of days the segment is open for business.

Management uses organic sales per sales day as a measurement to compare periods in which the number of sales days differ.  The following table illustrates the calculation of organic sales per sales day using “Net sales: Distribution” from the “Segment Information” footnote in the “Notes to Consolidated Financial Statements” from the Company's Form 10-K filed with the Securities and Exchange Commission on February 25, 2013. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition.

Table 2. Distribution - Organic Sales Per Sales Day (in thousands, except days)
	For the three months ended
	December 31, 2012	December 31, 2011
Net sales: Distribution	$248,280	$228,552
Acquisition related sales	32,552	1,626
Organic sales	$215,728	$226,926
Sales days	62	61
Organic sales per sales day	$3,479	$3,720
% change	(6.5%)	(2.3%)

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the consolidated statements of cash flows.

Table 3. Free Cash Flow (in thousands)
	For the Twelve Months Ended	For the Nine Months Ended	For the Three Months Ended
	December 31, 2012	September 28, 2012	December 31, 2012
Net cash provided by (used in) operating activities from continuing operations	$84,580	$37,246	$47,334
Expenditures for property, plant & equipment	(32,569)	(19,559)	(13,010)
Free Cash Flow from continuing operations	$52,011	$17,687	$34,324

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.” Capitalization is defined as Debt plus GAAP “Total shareholders' equity.” Management believes that debt to capitalization is a measurement of financial leverage and provides investors with an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the consolidated balance sheets included in this release.

Table 4. Debt to Capitalization (in thousands)
	December 31, 2012	December 31, 2011
Notes payable	$21	$1,685
Current portion of long-term debt	10,000	5,000
Long-term debt, excluding current portion	249,585	198,522
Debt	259,606	205,207
Total shareholders' equity	420,193	373,071
Capitalization	$679,799	$578,278
Debt to capitalization	38.2%	35.5%

Table 5. Summary of Segment Information (in thousands)
	For the three months ended		For the twelve months ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales from continuing operations:
Distribution	$248,280	$228,552	$1,012,059	$930,131
Aerospace	151,036	145,283	580,769	547,403
Net sales	$399,316	$373,835	$1,592,828	$1,477,534

Operating income from continuing operations:
Distribution	$11,155	$10,920	$50,560	$46,894
Aerospace	22,673	17,472	89,142	80,424
Net gain (loss) on sale of assets	(84)	(220)	(105)	(269)
Corporate expense	(10,503)	(9,520)	(46,759)	(39,468)
Operating income	$23,241	$18,652	$92,838	$87,581

Non-GAAP adjusted net earnings and Non-GAAP adjusted net earnings per common share diluted - Non-GAAP adjusted net earnings and Non-GAAP adjusted net earnings per common share diluted are defined as net earnings and diluted earnings per share, less items that are not indicative of the operating performance of the business for the period presented. These items are included in the reconciliation below. Management uses Non-GAAP adjusted net earnings and Non-GAAP adjusted net earnings per common share diluted to evaluate performance period over period, to analyze the underlying trends in our business and to assess its performance relative to its competitors. We believe that this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance.

The following table illustrates the calculation of Non-GAAP adjusted net earnings and Non-GAAP adjusted net earnings per common share diluted using “Net earnings” and “Diluted earnings per share” from the “Consolidated Statement of Operations” from the Company's Form 10-K filed with the Securities and Exchange Commission on February 25, 2013.

Table 6. Reconciliation of Non-GAAP Financial Information - Net Earnings
(In thousands except per share amounts)

	For the three months ended		For the twelve months ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
NET EARNINGS:
GAAP Earnings from continuing operations, as reported	$13,934	$9,736	$53,928	$49,928
GAAP Earnings from discontinued operations, net of tax, as reported	(1,096)	222	(226)	1,214
Non-recurring benefit associated with the death of a former executive, net of tax	—	—	—	(1,900)
FMU-143 litigation settlement, net of tax	—	3,971	—	3,971
Resolution of Aerospace contract claim, net of tax	2,524	—	2,524	—
Costs associated with Disposal of Canadian Operations, net of tax	1,103	—	1,103	—
Severance related to Aerospace realignment, net of tax	(79)	—	282	—
Aerospace contract claim settlement, net of tax	—	—	381	—
Non-GAAP adjusted net earnings	$16,386	$13,929	$57,992	$53,213

GAAP earnings from continuing operations per common share - diluted	$0.52	$0.37	$2.03	$1.88
GAAP earnings from discontinued operations per common share - diluted	(0.04)	0.01	(0.01)	0.05
Non-recurring benefit associated with the death of a former executive, net of tax	—	—	—	(0.07)
FMU-143 litigation settlement, net of tax	—	0.15	—	0.15
Resolution of Aerospace contract claim, net of tax	0.09	—	0.09	—
Costs associated with Disposal of Canadian Operations, net of tax	0.04	—	0.04	—
Severance related to Aerospace realignment, net of tax	—	—	0.01	—
Aerospace contract claim settlement, net of tax	—	—	0.02	—
Non-GAAP adjusted net earnings per common share diluted	$0.61	$0.53	$2.18	$2.01

Diluted weighted average shares outstanding	26,867	26,412	26,622	26,500

Non-GAAP adjusted net sales for Aerospace and Distribution and Non-GAAP adjusted operating income for Aerospace and Distribution - Non-GAAP adjusted sales for Aerospace and Distribution and Non-GAAP adjusted operating income for Aerospace and Distribution are defined as net sales for Aerospace and Distribution and operating income for Aerospace and Distribution, less items that are not indicative of the operating performance of Aerospace and Distribution for the period presented. These items are included in the reconciliation below. Management uses Non-GAAP adjusted net sales and Non-GAAP adjusted operating income to evaluate performance period over period, to analyze the underlying trends in our segments and to assess their performance relative to their competitors. We believe that this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance.

The following table illustrates the calculation of Non-GAAP adjusted net sales per reportable segment and Non-GAAP adjusted operating profit per reportable segment using “Net Sales - Aerospace”, "Net Sales - Distribution", "Operating Profit - Aerospace" and “Operating Profit - Distribution” from Footnote 19, Segment and Geographic

Information, to the consolidated financial statements from the Company's Form 10-K filed with the Securities and Exchange Commission on February 25, 2013.

Table 7. Reconciliation of Non-GAAP Financial Information - Operating Segments
(In thousands)
	For the three months ended		For the twelve months ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
AEROSPACE SEGMENT OPERATING INCOME:
GAAP net sales - Aerospace segment	$151,036	$145,283	$580,769	$547,403
Sales adjustment due to resolution of contract claim	(2,500)	—	(2,500)	—
Adjusted net sales - Aerospace segment	$148,536	$145,283	$578,269	$547,403

GAAP operating income - Aerospace segment	$22,673	$17,472	$89,142	$80,424
% of GAAP net sales	15.0%	12.0%	15.3%	14.7%
FMU-143 litigation settlement	$—	$6,204	$—	$6,204
Resolution of Aerospace contract claim	3,297	—	3,297	—
Severance related to Aerospace realignment	455	—	455	—
Aerospace contract claim settlement	—	—	586	—
Non-GAAP adjusted operating income - Aerospace segment	$26,425	$23,676	$93,480	$86,628
% of adjusted net sales	17.8%	16.3%	16.2%	15.8%

DISTRIBUTION SEGMENT OPERATING INCOME:
GAAP net sales from continuing operations - Distribution segment	$248,280	$228,552	$1,012,059	$930,131
Net sales from discontinued operations	4,814	4,889	20,117	20,619
Adjusted net sales - Distribution segment	$253,094	$233,441	$1,032,176	$950,750

GAAP operating income from continuing operations - Distribution segment	$11,155	$10,920	$50,560	$46,894
% of GAAP net sales from continuing operations	4.5%	4.8%	5.0%	5.0%
Operating (loss) income from discontinued operations	$(1,099)	$222	$92	$1,251
Costs associated with disposal of Canadian operations	1,490	—	1,490	—
Non-GAAP adjusted operating income - Distribution segment	$11,546	$11,142	$52,142	$48,145
% of adjusted net sales	4.6%	4.8%	5.1%	5.1%

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for the Company's future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration under the Budget Control Act of 2011, as modified by the enactment of the Taxpayer Relief Act of 2012); (iii) changes in geopolitical conditions in countries where the Company does or intends to do business; (iv) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; (v) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (vi) the satisfactory conclusion to government inquiries or investigations regarding government programs, including the satisfactory resolution of the Wichita subpoena matter; (vii) risks and uncertainties associated with the successful implementation and ramp up of significant new programs; (viii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (ix) the successful resale of the SH-2G(I) aircraft, equipment and spare parts; (x) the receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; (xi) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; (xii) the accuracy of current cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; (xiii) the profitable integration of acquired businesses into the Company's operations; (xiv) changes in supplier sales or vendor incentive policies; (xv) the effects of price increases or decreases; (xvi) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; (xvii) future levels of indebtedness and capital expenditures; (xviii) the future availability of credit, the ability of the Company to maintain its current credit rating and the impact on the Company's funding costs and competitive position if it is unable to do so; (xix) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xx) the effects of currency exchange rates and foreign competition on future operations; (xxi) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xxii) future repurchases and/or issuances of common stock and (xxiii) other risks and uncertainties set forth in the Company's annual, quarterly and current reports, proxy statements and other filings with the SEC. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this release.

###

Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Twelve months ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales	$399,316	$373,835	$1,592,828	$1,477,534
Cost of sales	289,844	269,749	1,150,855	1,064,962
Gross profit	109,472	104,086	441,973	412,572
Selling, general and administrative expenses	86,147	85,214	349,030	324,722
Net (gain)/loss on sale of assets	84	220	105	269
Operating income from continuing operations	23,241	18,652	92,838	87,581
Interest expense, net	3,563	3,060	12,185	11,646
Other (income) expense, net	326	249	(175)	(339)
Earnings from continuing operations before income taxes	19,352	15,343	80,828	76,274
Income tax expense	5,418	5,607	26,900	26,346
Net earnings from continuing operations	$13,934	$9,736	$53,928	$49,928
Earnings from discontinued operations, net of taxes	(1,096)	222	(226)	1,214
Gain on disposal of discontinued operations, net of taxes	1,323	—	1,323	—
Total earnings from discontinued operations	227	222	1,097	1,214
Net earnings	14,161	9,958	55,025	51,142
Net earnings per share:
Basic net earnings per share from continuing operations	$0.52	$0.37	$2.04	$1.90
Basic net earnings per share from discontinued operations	$(0.04)	$0.01	$(0.01)	$0.05
Basic net earnings per share from disposal of discontinued operations	$0.05	$—	$0.05	$—
Basic net earnings per share	$0.53	$0.38	$2.08	$1.95
Diluted net earnings per share from continuing operations	$0.52	$0.37	$2.03	$1.88
Diluted net earnings per share from discontinued operations	$(0.04)	$0.01	$(0.01)	$0.05
Diluted net earnings per share from disposal of discontinued operations	$0.05	$—	$0.05	$—
Diluted net earnings per share	$0.53	$0.38	$2.07	$1.93
Average shares outstanding:
Basic	26,559	26,232	26,425	26,246
Diluted	26,867	26,412	26,622	26,500
Dividends declared per share	$0.16	$0.16	$0.64	$0.60

KAMAN CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$16,593	$14,985
Accounts receivable, net	180,798	190,081
Inventories	367,385	339,846
Deferred income taxes	25,835	25,018
Income taxes receivable	—	527
Other current assets	27,434	29,645
Total current assets	618,045	600,102
Property, plant and equipment, net of accumulated depreciation of $149,696 and $142,657, respectively	128,669	111,895
Goodwill	192,046	153,267
Other intangible assets, net	92,913	73,816
Deferred income taxes	42,905	38,434
Other assets	22,415	18,884
Total assets	$1,096,993	$996,398
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$21	$1,685
Current portion of long-term debt	10,000	5,000
Accounts payable – trade	113,143	106,025
Accrued salaries and wages	35,869	35,766
Current portion of amount due to Commonwealth of Australia	6,659	6,487
Other accruals and payables	55,368	62,748
Income taxes payable	2,892	987
Total current liabilities	223,952	218,698
Long-term debt, excluding current portion	249,585	198,522
Deferred income taxes	5,150	6,827
Underfunded pension	148,703	135,829
Due to Commonwealth of Australia, excluding current portion	—	6,566
Other long-term liabilities	49,410	56,885
Commitments and contingencies	—	—
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 26,881,257 and 26,495,828 shares issued, respectively	26,881	26,496
Additional paid-in capital	122,522	109,584
Retained earnings	399,473	361,389
Accumulated other comprehensive income (loss)	(121,590)	(117,946)
Less 277,473 and 258,424 shares of common stock, respectively, held in treasury, at cost	(7,093)	(6,452)
Total shareholders’ equity	420,193	373,071
Total liabilities and shareholders’ equity	$1,096,993	$996,398

KAMAN CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the year ended
	December 31, 2012	December 31, 2011
Cash flows from operating activities:
Earnings from continuing operations	$53,928	$49,928
Adjustments to reconcile earnings from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	28,383	23,168
Accretion of convertible notes discount	1,738	1,679
Change in allowance for doubtful accounts	(382)	(495)
Net (gain) loss on sale of assets	105	269
Change in amount Due to Commonwealth of Australia, net of gain (loss) on derivative instruments	(427)	279
Stock compensation expense	5,865	6,806
Excess tax (expense) benefit from share-based compensation arrangements	(883)	(779)
Deferred income taxes	(1,210)	5,472
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	27,105	(2,970)
Inventories	(21,289)	(12,502)
Income tax receivable	527	1,893
Other current assets	4,619	6,861
Accounts payable-trade	1,688	1,358
Other accrued expenses and payables	(16,114)	(19,798)
Income taxes payable	(576)	42
Pension liabilities	56	(14,150)
Other long-term liabilities	1,447	(3,200)
Net cash provided by (used in) operating activities of continuing operations	84,580	43,861
Net cash provided by (used in) operating activities of discontinued operations	(3,610)	982
Net cash provided by (used in) operating activities	$80,970	$44,843
Cash flows from investing activities:
Proceeds from sale of assets	348	355
Proceeds from sale of discontinued operations	8,743	—
Expenditures for property, plant & equipment	(32,569)	(28,816)
Acquisition of businesses including earn out adjustments, net of cash received	(87,977)	(77,672)
Other, net	(6,401)	17
Cash provided by (used in) investing activities of continuing operations	(117,856)	(106,116)
Cash provided by (used in) investing activities of discontinued operations	(8)	(16)
Cash provided by (used in) investing activities	$(117,864)	$(106,132)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	(11,348)	62,021
Borrowings under Term Loan Facility	100,000	—
Debt repayment	(35,000)	(5,000)
Net change in book overdraft	(2,698)	4,372
Proceeds from exercise of employee stock awards	7,550	5,458
Purchase of treasury shares	(733)	(5,583)
Dividends paid	(16,882)	(15,199)
Debt issuance costs	(2,132)	(715)
Windfall tax (expense) benefit	883	779
Other	—	(660)
Cash provided by (used in) financing activities of continuing operations	39,640	45,473
Cash provided by (used in) financing activities of discontinued operations	(1,067)	(1,094)
Cash provided by (used in) financing activities	$38,573	$44,379
Net increase (decrease) in cash and cash equivalents	1,679	(16,910)
Effect of exchange rate changes on cash and cash equivalents	(71)	(337)
Cash and cash equivalents at beginning of period	14,985	32,232
Cash and cash equivalents at end of period	$16,593	$14,985